Exhibit 3.15
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
HELI TECH, INC.

HELI TECH, INC. (the “Corporation”) is organized and existing under and by virtue of the Oregon Business Corporation Act (the “Act”) does hereby adopt the following Amendments and Restatements to the Articles of Incorporation:
FIRST: The Corporation desires to, and does hereby, amend and restate its articles of incorporation as currently in effect and as hereinafter amended.
SECOND: Pursuant to Section 60.447 of the Act, the amendments to these Amended and Restated Articles of Incorporation were approved by the sole shareholder of the Corporation holding 100 shares of Corporation stock.
THIRD: The following provisions are all the provisions of these Amended and Restated Articles of Incorporation currently in effect and as hereinafter amended and restated:
ARTICLE 1
The name of the corporation is HELI TECH, INC., and its duration shall be perpetual.
ARTICLE II
The purpose or purposes for which the corporation is organized are to engage in any lawful activity for which corporations may be organized under Oregon Law.
ARTICLE III
The aggregate number of shares which the corporation shall have the authority to issue is one hundred forty-three (143) at no par value.
ARTICLE IV
The address of the registered office of the corporation is 86994 Dukhobor Road, Eugene, Oregon 97402, and the name of its initial registered agent is David J. Weil. The Division may mail notices to this address.
ARTICLE V
The number of directors constituting the board of directors shall be three (3). Each shareholder of the corporation shall elect one member to the board of directors. A shareholder cannot remove a member of the board of directors, with or without cause, that the shareholder did not elect.
ARTICLE VI
The name and address of the incorporator is David J. Weil, 86994 Dukhobor Road, Eugene, Oregon 97402.

ARTICLE VII
A quorum shall be reached for a meeting of shareholders only when shareholders holding fifty-one (51%) of the outstanding shares of stock entitled to vote are present in person or represented by proxy.
Any action requiring shareholder approval will not be effective unless voted on and approved by fifty-one percent (51%) of the outstanding shares of stock entitled to vote, save and except for the unanimous vote required under Article I, Section 10 of the Bylaws.
ARTICLE VIII
The corporation elects to have preemptive rights.
ARTICLE IX
No director or officer of this corporation shall have any personal liability to the corporation or to any of the corporation’s stockholders for monetary damage for conduct as a director or officer; provided, however, that the elimination of personal liability of a director or officer shall not eliminate or limit the liability of a director or officer for:
A.    Any breach of the director’s or officer’s duty of loyalty to the corporation or stockholders;

B.    Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

C.    Any unlawful distribution under the Oregon Business Corporation Act; or

D.    Any transaction from which the director or officer derived an improper personal benefit.

Subject to the foregoing provisions of this Article, the corporation shall indemnify any director or officer made a party to any proceeding because the director or officer is or was a director or officer of the corporation, against any liability incurred in the proceeding if
1)the conduct of the director or officer was in good faith;
2)the director or officer reasonably believed that the director’s or officer’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and
3)in the case of any criminal proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct described herein.
The corporation may not indemnify a director or officer:
i.    in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

ii.    in connection with any other proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged on the basis that personal benefit was improperly received by the director or officer.
The authority to indemnify as set forth in this Article is in accordance with the Oregon Business Corporation Act. Provisions of this Article with regard to indemnification shall not be construed to limit the provisions of this Article eliminating the personal liability of a director or officer to the corporation or its stockholders for monetary damage for conduct as a director or officer, nor shall it limit in any way the right of the corporation to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding, in advance of final disposition of the proceeding.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 20 day of Jan , 2010.
HELI TECH, INC.
By:
David J. Weil
President and Secretary